February 19, 2014

Ms. Lucia Moretti

Dear Lucia:

I am pleased to present you with an offer of employment to join Allegion as Senior Vice President and President, EMEIA, reporting to our Chairman, President and Chief Executive Officer (“CEO”), David Petratis. This position will be located in Faenza, Italy and your employment date will be April 1, 2014 (“Employment Date”). I look forward to your acceptance of this offer and you helping lead Allegion to great success.

The compensation, benefits and other aspects of your offer are outlined below:

1.
Base Salary: Effective on your Employment Date, your base salary will be set at an annual rate of 320,000 Euro, an increase from the 275,000 Euros in the original offer to account for the higher effective tax rate in Italy. Your base salary will be paid in accordance with the appropriate local payroll cycle. Your compensation will be reviewed annually by the Compensation Committee to assess your competitiveness to our peer group.

2.
Annual Incentive: You will participate in the Annual Incentive Plan (“AIP”) for Allegion. Your annual opportunity is targeted at 60% of your base salary or 165,000 Euro. The actual award that you may receive can range from 0% to 200% of the target amount depending upon your performance and the performance of Allegion. Attached you will find an overview of the 2014 Annual Incentive Plan to help you understand more completely the annual opportunity.

For the 2014 performance year, your AIP opportunity will be prorated for the actual amount of time (in days) that you will have worked in the year. The actual award that you may receive will be based on your prorated target opportunity adjusted for individual and financial performance.

3.
Stock-Based Awards: You will be eligible to receive annual equity awards under the Allegion Incentive Stock Plan ("ISP"). Your annual opportunity will have a target value of $300,000 (USD) and for 2014, will be denominated as follows:

a.	Performance Stock Units (“PSUs”) - 50% of the target value or $150,000

b.	Stock Options - 25% of the target value or $75,000

c.	Restricted Stock Units (“RSUs”) - 25% of the target value or $75,000

Details regarding the terms and conditions of your awards will be provided upon issuance of the grants. Your grant is expected to be awarded during the next meeting of the Committee (April 2014). Attached you will find an overview of Allegion’s long-term incentive program to help you understand more completely the annual opportunity.

4.	Other Benefits

a.	Temporary Housing - as per our relocation policy

b.	Company Car - based on local practice

c.	Financial Counseling - you will be eligible for a tax, estate and financial planning services up to $12,000 annually.

d.	Tax Assistance - As part of your relocation, you will be provided with additional tax assistance for your first year of employment

e.	Executive Health Program - you will be eligible to participate in an executive physical examination program in an amount not to exceed $1,500 annually.

5.
You will be eligible for relocation support as part of the offer. A representative from Cartus will be in touch with you after we receive your acceptance of this offer to explain the program and begin the process.

6.	Beginning on your Employment Date, you will be eligible for paid vacation, which in your case is 35 days. Vacation days will be earned and accrued on a monthly basis each calendar year.

This offer is contingent on your signing the Proprietary Information agreement and Non-Compete agreement which will be presented to you upon your acceptance.

Lucia, we all believe that you will make a significant contribution to Allegion and look forward to you joining our team. If you have any questions relating to your compensation and benefits, please contact me.

Sincerely,

/s/ Raymond Lewis
Raymond Lewis
SVP, Human Resources and Communications

Attachments:

•	Power of Attorney Agreement

•	DO Questionnaire

•	Overview of Allegion’s annual incentive plan

•	Overview of Allegion’s long-term incentive plan

•	Overview of Allegion’s Health & Welfare benefits offered to Italian employees

Conditions of Offer

This offer is contingent upon the following:

1.	Verification of information signed and submitted in connection with the Allegion* employment application and authorization for Release of Personal Data Records Information

2.	Understanding, agreeing, signing and returning the Proprietary Information agreement and Non-Compete agreement

CANDIDATE ACCEPTANCE

I accept your offer of employment with Allegion as Senior Vice President and President, EMEIA and agree to the conditions in the offer letter.

/s/ Lucia Moretti      _February 19, 2014______________________                Lucia Moretti                     Date